PRESS RELEASE	EXHIBIT 99.1

Investors/Media: The Ruth Group Stephanie Carrington/Jason Rando 646-536-7017/7025 scarrington@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Andrew Miclot Senior Vice President Marketing, Sales & Business Development Investor Relations Officer 574-269-7390 ext. 1002

Symmetry Medical Reports Fourth Quarter and Full Year 2004 Financial Results

Fourth Quarter Highlights:

•	Revenue increased to $52.3 million, up 40% over fourth quarter 2003

•	Operating income increased to $10.0 million, up 102% over fourth quarter 2003

Full Year Highlights:

•	Revenue increased 68% to $205.4 million; and grew 30% compared to pro-forma(1) 2003

•	Operating income increased 101% to $37.7 million; and grew 68% compared to pro-forma(1) 2003

•	Completed major facility expansions to meet customer demand

Warsaw, Indiana, February 23, 2005 – Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, announced today fourth quarter and full year 2004 financial results for the period ended January 1, 2005.

The Company reported fourth quarter 2004 revenue of $52.3 million, a 40.3% increase over revenues of $37.3 million for the fourth quarter of 2003.

Gross profit for the fourth quarter of 2004 was $15.6 million, a 53.4% increase over gross profit of $10.2 million for the fourth quarter of 2003. Gross margin for the fourth quarter was 29.8%, compared to a gross margin of 27.3% for the fourth quarter 2003.

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Operating income for the fourth quarter of 2004 was $10.0 million, a 102.2% increase over operating income of $5.0 million for the fourth quarter of 2003. Operating margin for the fourth quarter was 19.2%, compared with an operating margin of 13.3% for the fourth quarter 2003.

For the fourth quarter ended January 1, 2005, the Company reported a net loss applicable to common shareholders of $2.0 million, or $0.10 per diluted share, compared to a net loss applicable to common shareholders of $0.9 million, or $0.06 per diluted share, for the quarter ended January 3, 2004. The net loss for the fourth quarter ended January 1, 2005, included a loss on the extinguishment of debt of $5.4 million, net of tax, and preferred stock dividends of $1.9 million. The net loss for the fourth quarter ended January 3, 2004 included preferred stock dividends of $2.3 million. Proceeds from the recent IPO were used in part to repay the long-term debt and redeem a portion of the preferred stock. The remaining preferred stock was converted to common stock. Management believes that excluding these items provides a more meaningful basis for comparison of the periods presented. Excluding these items, net income for the quarter would be $5.3 million, or $0.25 per diluted share, as compared to net income of $1.4 million, or $0.09 per diluted share, for the quarter ended January 3, 2004.

Full year 2004 revenues were $205.4 million, a 68.3% increase over full year 2003; and a 29.7% increase over the pro-forma(1) $158.4 million for the full year 2003. As a percentage of total revenue, the Company’s full year 2004 revenues are broken down into the following product categories: implants 36.6%; instruments 33.0%; cases 23.0%; other 7.4%.

For the full year 2004, gross profit was $60.3 million, a 68.0% increase over full year 2003; and a 31.2% increase over pro-forma(1) gross profit of $46.0 million for the full year 2003. Gross margin for the full year 2004 was 29.4%, compared with 29.4% for the full year 2003; and with pro-forma(1) gross margin of 29.0% for the full year 2003.

Operating income for the full year 2004 was $37.7 million, a 100.9% increase over full year 2003; and a 68.1% increase over pro-forma(1) operating income of $22.5 million for the full year 2003. Operating margin for the full year 2004 was 18.4%, compared to operating margin of 15.4% for the full year 2003; and pro-forma(1) operating margin of 14.2% for the full year 2003.

For the full year ended January 1, 2005, the Company reported net income applicable to common shareholders of $2.7 million, or $0.15 per diluted share, compared to net loss applicable to common shareholders of $1.1 million, or $0.10 per diluted share for the year ended January 3, 2004. The results for the full year ended January 1, 2005, included a loss on the extinguishment of debt of $5.4 million, net of tax, and preferred dividends of $9.0 million. The results for the full year ended January 3, 2004 included a loss on the extinguishment of debt of $0.9 million, net of tax, and preferred dividends of $7.0 million. Proceeds from the recent IPO were used in part to repay the long-term debt and redeem a portion of the preferred stock. The remaining preferred stock was converted to common stock. Management believes that excluding these items provides a more meaningful basis for comparison of the periods presented. Excluding these items, net income for the full year would be $17.1 million, or $0.96 per diluted share, as compared to net income of $6.8 million, or $0.56 per diluted share, for the year ended January 3, 2004.

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In the fourth quarter, Symmetry Medical completed its initial public offering of approximately 9.2 million common shares at $15.00 per share, for gross proceeds of $138 million. For the fourth quarter, the weighted average basic shares outstanding, which include conversion of the preferred stock into common stock in connection with the Symmetry Medical initial public offering, were 20,346,705. At the end of the quarter, the total shares outstanding were 33,174,056. The adjusted earnings per share figures in this press release are not indicative of future earnings per share due to, among other things, the diluted effect on earnings per share of the increase in the number of shares outstanding as a result of the Company’s initial public offering.

In January 2005, the Company completed the expansion of two existing facilities and the development of two new facilities. The addition of nearly 60,000 square feet reflects the demand for Symmetry Medical’s Total SolutionsTM business model. The total cost of the expansion and development was $8.5 million.

Brian Moore, President and Chief Executive Officer, stated, “Our strong growth in annual revenues and operating income reflect the momentum building across the orthopedic industry. Favorable demographics, broad adoption of minimally invasive surgery, and technologically improved implants and instruments have facilitated robust industry expansion. Leading orthopedic companies continue to leverage our Total Solutions business model.”

Financial Guidance

The following statements are based on current market conditions and foreign currency comparisons. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods. The factors discussed above are not intended to be an exhaustive list of the factors considered.

For the first quarter and the total year 2005, the Company is comfortable with the high end of the range of the Wall Street analysts’ expectations for revenue as published currently in their respective reports and recorded on First Call.

AAOS

Symmetry Medical will be participating in the American Academy of Orthopaedic Surgeons (AAOS) 2005 Annual Meeting at the Washington Convention Center in Washington, D.C., February 23-27, 2005. Symmetry Medical products and technologies will be located at Booth 1947.

Conference Call

Symmetry Medical will host an accompanying conference call at 9:30 a.m. EDT on February 24, 2005. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (800) 299-7089 for domestic callers, and (617) 801-9714 for international callers. The reservation number for both is 71730417. After the live Web cast, the call will remain available on Symmetry’s Web site through

220 West Market Street •Warsaw, IN 46580, USA •T:+1.574.268.2252 •F:+1.574.267.4551

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May 24, 2005. In addition, a telephonic replay of the call will be available until March 10, 2005. The replay dial-in numbers are (888) 268-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 90521832.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to orthopedic device manufacturers. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Statements in this press release regarding Symmetry Medical Inc.’s business, which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements frequently are identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend” and similar words indicating possible future events or actions. Actual results could differ materially from those projected, implied or anticipated by our forward-looking statements. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by us or our competitors; potential product liability; changes in management; changes in conditions affecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. For a discussion of these and other factors that could cause actual to differ, see the “Risk Factors” included in our prospectus filed with the SEC on December 10, 2004 and in other filings that we make with the SEC.

(1) The Company acquired Mettis (UK) Limited on June 11, 2003. All pro-forma data presented gives effect to the Mettis acquisition as if it occurred at the beginning of fiscal year 2003 as disclosed in the Company’s prospectus dated December 8, 2004. The Company believes that the pro forma measures included in this press release provide a useful basis for comparison of the periods presented. However, pro forma results should not be considered indicative of actual results that would have been achieved had the acquisition of Mettis been consummated at the beginning of the periods indicated and do not purport to be indicative of results as of any future period.

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•www.symmetrymedical.com

Selected Financial Information and Non-GAAP Reconciliations

	Symmetry Medical Statement of Operations
	Three Months Ended		Fiscal Year Ended
$,000	January 3, 2004	January 1, 2005	January 3, 2004	January 1, 2005
	(unaudited)	(unaudited)
Implants	$13,170	$19,554	$33,289	$75,130
Instruments	12,618	17,116	45,624	67,675
Cases	8,455	11,690	36,118	47,292
Other	3,050	3,978	6,998	15,294

Revenue	37,293	52,338	122,029	205,391
Cost of revenue	27,113	36,718	86,124	145,081

Gross profit	10,180	15,620	35,905	60,310
Selling, general, and administrative	5,222	5,594	17,115	22,569

Operating income	4,958	10,026	18,790	37,741
Interest expense	3,565	2,905	10,172	13,757
Loss on Debt Extinguishment	—	8,956	1,436	8,956
Interest rate swap valuation	(501)	(642)	(1,358)	(1,451)
Other expense (income)	(203)	(510)	(374)	(740)

Income (loss) before taxes	2,097	(683)	8,914	17,219
Income tax expense	707	(584)	3,009	5,524

Net Income (loss)	1,390	(99)	5,905	11,695
Preferred stock dividends	(2,271)	(1,908)	(7,028)	(8,977)

Net Income (loss) applicable to common shareholders	$(881)	$(2,007)	$(1,123)	$2,718

Net Income (loss) per share:
Basic	$(0.06)	$(0.10)	$(0.10)	$0.16
Diluted	$(0.06)	$(0.10)	$(0.10)	$0.15
Weighted average common shares outstanding:
Basic	15,662	20,347	11,798	16,905
Diluted	15,662	20,347	11,798	17,767

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Symmetry Medical

Non-GAAP Earnings Per Share Reconciliation

	Three Months Ended		Fiscal Year Ended
As Adjusted Net Income ($ ,000):	January 3, 2004	January 1, 2005	January 3, 2004	January 1, 2005

Net Income After Preferred Dividends	(881)	(2,007)	(1,123)	2,718

Preferred Dividends	2,271	1,908	7,028	8,977
Loss on Debt Extinguishment, Net of Taxes	—	5,409	867	5,409

As Adjusted—Net Income	1,390	5,310	6,772	17,104

Weighted Average Basic (,000)	15,662	20,347	11,798	16,905
Weighted Average Fully Diluted (,000)	16,246	21,347	12,138	17,767

As Adjusted Net Income Per Share-Diluted:

Net Income After Preferred Dividends	(0.05)	(0.09)	(0.09)	0.15

Preferred Dividends	0.14	0.09	0.58	0.51
Loss on Debt Extinguishment, Net of Taxes	—	0.25	0.07	0.30

As Adjusted—Net Income	0.09	0.25	0.56	0.96

Note: Adjusted results should not be considered indicative of actual results that could have been achieved in any prior period and do not purport to be indicative of results as of any future period. These adjusted earnings per share figures are not indicative of future earnings per share due to among other things, the increase in the number of shares outstanding as a result of our initial public offering in December 2004 and the diluted impact on earnings per share.

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Symmetry Medical

Fiscal Year 2003 Pro-Forma Reconciliation

As documented in the Company prospectus dated December 8, 2004

	Fiscal Year 2003
$ ,000	Symmetry Medical Inc.	Mettis (UK) Limited January 1 to March 31, 2003	Mettis (UK) Limited April 1 to June 11, 2003	Acquisition Adjustments	Pro-Forma
Revenue	122,029	22,401	13,925	0	158,355
Cost of revenue	86,124	15,976	9,841	448	112,389

Gross profit	35,905	6,425	4,084	(448)	45,966
Selling, general, and administrative	17,115	2,883	3,237	273	23,508

Operating income	18,790	3,542	847	(721)	22,458
Interest expense	10,172	3,423	2,855	(2,613)	13,837
Interest rate swap valuation	(1,358)	86	0	0	(1,272)
Other expense (income)	(374)	(37)	0	0	(411)
Loss on Debt Extinguishment	1,436	0	0	0	1,436

Income (loss) before taxes	8,914	70	(2,008)	1,892	8,868
Income tax expense	3,009	95	(682)	575	2,997

Net Income (loss)	5,905	(25)	(1,326)	1,317	5,871
Preferred stock dividends	(7,028)	0	0	0	(7,028)

Net Income (loss) applicable to common shareholders	(1,123)	(25)	(1,326)	1,317	(1,157)
Net Income (loss) per share:
Basic	$(0.10)				$(0.10)
Diluted	$(0.10)				$(0.10)
Weighted average common shares outstanding:
Basic	11,798				11,798
Diluted	11,798				11,798

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Symmetry Medical

Balance Sheet

$ ,000 Assets:	January 3, 2004	January 1, 2005
Current Assets:
Cash and cash equivalents	$2,348	$4,849
Accounts receivables, net	30,101	39,640
Inventories	26,699	34,083
Refundable income taxes	905	3,614
Deferred income taxes	1,875	2,036
Other Current Assets	3,667	5,635

Total Current Assets	65,595	89,857
Property and equipment, net	53,896	71,854
Interest rate swap valuation asset	—	486
Intangible assets, net of accumulation amortization	17,677	17,327
Goodwill	125,413	127,369
Other assets	4,636	1,011

Total Assets	$267,217	$307,904

Liabilities and shareholders’ equity:
Current Liabilities:
Accounts payable	$9,637	$17,908
Accrued expense	11,693	12,396
Income tax payable	620	2,008
Revolving Line of Credit	—	1,204
Current portion of capital lease obligations	2,204	3,572
Current portion of long term debt	5,377	879

Total Current Liabilities	29,531	37,967
Deferred income taxes	6,635	10,583
Interest rate swap valuation liability	965	—
Capital lease obligations, less current portion	8,377	11,709
Long-term debt, less current portion	121,319	31,500

Total Liabilities	166,827	91,759

Shareholders’ equity:
Preferred stock	115,831	—
Common stock	2	3
Additional paid-in capital	31,651	255,509
Unearned compensation	(57)	—
Retained earnings (deficit)	(51,896)	(49,178)
Accumulated other comprehensive income	4,859	9,811

Total shareholders equity	100,390	216,145

Total liabilities and shareholders equity	$267,217	$307,904

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